UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to Section 240.14a-12
CIMPRESS N.V.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Cimpress N.V. intends to send the following email message to some of its shareholders in connection with discussions it plans to have with shareholders to solicit support for proposals outlined in the definitive proxy statement for Cimpress' Annual General Meeting of Shareholders on November 15, 2016, which was filed with the Securities and Exchange Commission on October 24, 2016.

****

Hello [investor],

On November 15, 2016, Cimpress will hold its Annual General Meeting of Shareholders. By now you should have received your voting materials and the definitive proxy statement we filed with the Securities and Exchange Commission on October 24, 2016. This year’s ballot includes several items, including some routine items you see at each of our annual meetings, and some new items, including the appointment of a new Supervisory Board member and a new compensation program for our Supervisory Board.

Our shareholders approved our 2016 Performance Equity Plan in May 2016 with strong support (84% voted for the plan). This equity plan, with the proposed amendment described below and in our proxy statement, is the foundation of our new proposal for Supervisory Board compensation. There are two proposals related to Supervisory Board compensation on the ballot:

•	A new compensation program for the Supervisory Board, which includes simplified cash retainer fees and the grant of performance share units (PSUs) (Proposal 12 described in our proxy statement).

•
An amendment to the equity plan such that PSUs granted to Supervisory Board members have a more stringent performance threshold than the PSUs granted to most Cimpress team members (Proposal 13 described in our proxy statement). If you remember from our May 2016 vote, the equity plan states that for PSUs granted to employees other than our CEO, Robert Keane, the performance threshold for share issuance drops from 11% compound annual growth rate (CAGR) on the three-year moving average (3YMA) of Cimpress’ share price to 7% in the last (tenth) year of the measurement period if shares had not already been issued in prior years. But the performance threshold for Robert Keane’s PSUs remains at 11% throughout the entire measurement period. The proposed amendment to the equity plan would apply this more stringent constant performance threshold of an 11% 3YMA CAGR of Cimpress’ share price in all years of the measurement period to the Supervisory Board's PSUs, which is identical to what our shareholders previously approved for Robert Keane’s PSUs.

The proxy advisory firms have published their voting recommendations for our meeting. We were not surprised to see recommendations against a few of our proposals, including the new Supervisory Board compensation program and amendment to our 2016 Performance Equity Plan described above and in our proxy statement. Two of the advisory firms noted in their reports that they are against performance-based awards for non-executive directors. We disagree with this thinking. We believe basing Supervisory Board compensation upon long-term shareholder returns will help motivate behavior that will enhance Cimpress' intrinsic per-share value. If the company (overseen by its Supervisory Board) creates significant value for shareholders over a multi-year period, the Supervisory Board members would be rewarded. On the other hand, the compensation value of the PSUs will decline (possibly to zero) should long-term shareholder returns be poor, as a consequence of the company’s failure to efficiently use the capital that our shareholders entrust to us.

We hope that you will support these proposals on our ballot at the annual meeting on November 15. Should you have any questions about these or other proposals, please contact me at the email or phone number below.

Best regards,
Meredith

Meredith Burns
Vice President, Investor Relations
Cimpress N.V.

+1 781-652-6799
mburns@cimpress.com